Exhibit 99.1

PRESS RELEASE

COMPANY	Carl Mostert, CEO
CONTACTS:	John Low, CFO
(858) 625-3000

Ken Sgro
CEOcast, Inc. for Spescom
(212) 732-4300

SPESCOM SOFTWARE ANNOUNCES $5.3 MILLION DEBT
CONVERSION

CONVERSION OF DEBT TO PREFERRED STOCK ANTICIPATED TO SAVE
$530,000 ANNUALLY IN INTEREST EXPENSE AND INCREASE
STOCKHOLDER’S EQUITY BY $5.3 MILLION

SAN DIEGO, CA, October 10, 2003– Spescom Software Inc., formerly Altris Software, Inc. (OTCBB: ALTS), announced today that $5.3 million of the Company’s debt has been converted into preferred stock.  The debt, which was owed to the Company’s majority shareholder, Spescom Ltd., will be converted into Series F Convertible Preferred Stock (the” Preferred Shares”).  The $5.3 million in Preferred Shares is convertible into the Company’s common stock at a conversion price of $0.45 per share representing a total of 11,758,006 shares of common stock.  The conversion will reduce the company’s interest expense by $530,000 per year. In addition, the conversion will increase the stockholder’s equity by $5.3 million. The Preferred Shares accrue a dividend of 5% per annum, payable on a quarterly basis in cash or common stock.  As part of the transaction, Spescom Ltd. received certain demand registration rights for the common stock underlying the Preferred Shares.

 “The conversion of the $5.3 million in debt into preferred stock significantly strengthens our balance sheet.” stated Carl Mostert, CEO of Spescom Software. “The stronger balance not only assists the Company in attracting new prospective customers, it also eliminates uncertainty from the investment community due to the large amount of debt previously on the Company’s balance sheet which was due October, 2004.  In addition, the conversion of the secured debt by Spescom Ltd. into the Preferred Shares, confirms its confidence in the future prospects of the Company.”

About Spescom Software Inc.

Spescom Software (OTC BB: ALTS) delivers enterprise eBusiness solutions that provide rapid access to accurate information in context to assets, products and processes, resulting in improved customer satisfaction, productivity and safety.  It achieves this through a tightly integrated suite of document, configuration and records management technologies that not only allows it to capture and securely store information, but also organizes and structures this information to place it in context.

Key customers include Ocean Energy, Continental Express, AmerenUE, City of Winston-Salem, United Space Alliance, Eastern Municipal Water District, Entergy, Northeast Utilities, London Underground, Network Rail (Railtrack), and many others.

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

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